Exhibit for Sub-Item 77C: Submission of matters to a vote of security holders

A special meeting of the shareholders of RS Variable
Products Trust (the "Trust") was held on May 19, 2016.
At the meeting, the shareholders of each series of the Trust voted to approve the reorganization of each such series into a corresponding series of Victory Variable
Insurance Funds.


Proposal to Reorganize Series of the Trust into Corresponding Series of Victory Variable
Insurance Funds


Series	     Votes For     	Votes Against	   Abstentions
			 	/Withheld

RS Emerging
Markets VIP
Series      3,401,538.7903     121,554.1641       145,386.6036

RS High
Yield VIP
Series     5,793,195.7949      122,405.5448       178,960.0313

RS International
VIP
Series     11,622,369.8819    574,442.1452        541,818.2679

RS Investment
Quality Bond
VIP
Series    54,956,162.2983    1,564,144.8878      2,175,970.0389

RS Large
Cap Alpha
VIP
Series     20,943,611.9457    633,142.5830        1,076,570.0223

RS Low
Duration
Bond VIP
Series     23,988,194.4220    478,209.0407        919,315.8373

RS S&P
500 Index
VIP
Series      7,275,687.8140   235,345.5598         22,672.94323

RS Small
Cap Growth
Equity
VIP
Series     6,570,019.8176    219,096.5872         381,825.6672